EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2005 relating to the financial statements, which appears in E-LOAN, Inc.'s Annual Report on Form 10-K, as amended, for the year ended December 31, 2004. We also consent to the incorporation by reference of our report dated May 2, 2005 relating to management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in E-LOAN, Inc.'s Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2004.

PricewaterhouseCoopers LLP

San Francisco, California
May 13, 2005